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                                                                     Exhibit 3.4


                                 AMENDMENT TO
                AMENDED AND RESTATED ARTICLES OF INCORPROATION

                           CERTIFICATE OF AMENDMENT

                                      OF

                           ARTICLES OF INCORPORATION

                                      OF

                             WATTAGE MONITOR INC.

     The undersigned Company, in order to amend its Amended and Restated Articles of Incorporation, hereby certifies as follows:

     FIRST: The name of the Company is Wattage Monitor Inc.

     SECOND: The Company hereby amends its Amended and Restated Articles of Incorporation as follows:

     The first sentence of Article Fourth of the Company's Amended and Restated Articles of Incorporation is amended to increase the total number of shares of common stock which the Company shall have the ability to issue by twenty-five million to seventy-five million shares. Said Article Fourth of the Amended and Restated Articles of Incorporation is hereby deleted in its entirety and substituted by the following in its place and stead:

     "FOURTH. Authorized Shares.

          1. The aggregate number of shares which the Company shall have authority to issue is 80,000,000, of which 75,000,000 shares with par value $.01 per share shall be designated "Common Shares," and 5,000,000 shares with par value of $.01 per share shall be designated "Preferred Shares."

          2. Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Shares as Preferred Shares of any series and, in connection with the creation of each such series, to fix by the resolution or resolutions providing for the issue of shares thereof, the number of shares of such series, and the designations, powers, preferences, and rights, and the qualifications, limitations, and restrictions, of such series, to the full extent now or hereafter permitted by the laws of the State of Nevada."

     THIRD: The amendment effected herein was authorized by a vote of the holders of a majority of all of the outstanding shares entitled to vote thereon pursuant to Sections 78.390 and 78.403 of the General Corporation Law of the State of Nevada.
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IN WITNESS WHEREOF, the undersigned hereby executes this document and affirms the facts set forth herein are true under penalties of perjury this 22/nd/ day of December, 2000.


                                             /s/ Gerald R. Alderson
                                             --------------------------
                                             Gerald R. Alderson
                                             President


                                             /s/ Willie E. Dennis
                                             --------------------------
                                             Willie E. Dennis
                                             Secretary